EXHIBIT 3.2

CONSTELLATION ENERGY RESOURCES LLC

AMENDED AND RESTATED

OPERATING AGREEMENT

TABLE OF CONTENTS

Section I Defined Terms	1

Section II Formation and Name; Office; Purpose	3

2.1 Organization	3
2.2 Name of the Company	3
2.3 Purpose	3
2.4 Principal Office	4
2.5 Resident Agent	4
2.6 Members	4
2.7 Tax Status	4

Section III Members; Capital; Capital Accounts	4

3.1 Initial Capital Contributions	4
3.2 No Other Capital Contributions Required	4
3.3 Loans	4

Section IV Profit; Loss; Distributions	5

4.1 Distributions of Cash Flow	5
4.2 Allocation of Profit or Loss	5
4.3 Liquidation and Dissolution	5

Section V Management	5

5.1 Members	5
5.2 Board of Managers	6
5.3 Officers	8
5.4 Liability and Indemnification	9

Section VI Transfer of Interests and Withdrawals of Members	10

6.1 Transfers	10
6.2 Transfer to a Successor	10

Section VII Dissolution, Liquidation, and Termination of the Company	11

7.1 Events of Dissolution	11
7.2 Procedure for Winding Up and Dissolution	11
7.3 Filing of Cancellation of Certificate	11

Section VIII Books, Records, Accounting and Tax Elections	11

8.1 Bank Accounts	11
8.2 Fiscal Year	11

Section IX General Provisions	11

9.1 Assurances	11
9.2 Applicable Law	12
9.3 Section Titles	12
9.4 Binding Provisions	12
9.5 Terms	12
9.6 Amendments	12
9.7 Separability of Provisions	12

i

Constellation Energy Resources LLC

Amended and Restated

Operating Agreement

This Amended and Restated Operating Agreement (this “Agreement”) is entered into as of this 9th day of May, 2006, by and between Constellation Energy Commodities Group, Inc. (“Initial Member”) and Constellation Energy Resources LLC.

Explanatory Statement

The Initial Member formed CBM Equity IV, LLC by causing the Certificate of Formation to be filed with the Delaware Secretary of State pursuant to the Delaware Limited Liability Company Act; and

The Initial Member adopted the Operating Agreement, effective as of February 7, 2005 (the “Original Operating Agreement”) as the Operating Agreement of the CBM Equity IV, LLC under the Act; and

Effective as of this 9th day of May, 2006, the Initial Member has approved and adopted this Amended and Restated Operating Agreement, which shall be the operating agreement of Constellation Energy Resources LLC under the Act, and amends and restates in its entirety the Original Operating Agreement to reflect certain amendments as herein contained.

NOW, THEREFORE, the terms and conditions under which the limited liability company are to be organized and operated are as follows:

Section I

Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Agreement” means this Agreement, as amended from time to time.

“Board of Managers” has the meaning given such term in Section 5.2.1.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company organized in accordance with this Agreement.

“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Interest Holder” means any person who holds an interest, whether as a Member or as an unadmitted assignee of a Member.

“Involuntary Withdrawal” means, with respect to a Member, the occurrence of any of the following events:

(i) the making of an assignment for the benefit of creditors;

(ii) the filing of a voluntary petition of bankruptcy;

(iii) the adjudication as a bankrupt or insolvent or the entry against the Member of an order for relief in any bankruptcy or insolvency proceeding;

(iv) the filing of a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

(v) the seeking, consenting to, or acquiescence in the appointment of a trustee for, receiver for, or liquidation of a Member or of all or any substantial part of the Member’s properties;

(vi) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

(vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated; or

(viii) the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property.

“Manager” shall have the meaning ascribed to that term in section 18-101(10) of the Act.

“Member” means the initial Member or any person who subsequently is admitted as a member of the Company.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and

(iv) unless this Agreement or the Certificate of Formation provide to the contrary, right to act as an agent of the Company.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Successor” means all Persons to whom all or any part of an Interest is transferred either because of (i) the sale or gift by a Member of all or any part of the Member’s Interest, (ii) an assignment of the Member’s Interest due to the Member’s Involuntary Withdrawal, or (iii) because the Member dies and the Persons are the Member’s personal representatives, heirs, or legatees.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Withdrawal” means a Member’s dissociation from the Company by any means.

Section II

Formation and Name; Office; Purpose

2.1    Organization. The Initial Member organized a limited liability company pursuant to the Act and the provisions of the Original Operating Agreement and, for that purpose, caused the Certificate of Formation to be prepared, executed and filed with the Secretary of State of the State of Delaware on February 7, 2005. On May 25, 2005, a Certificate of Amendment was prepared, executed and filed with the Secretary of State of the State of Delaware. On May 10, 2006, a Second Certificate of Amendment was prepared, executed and filed with the Secretary of State of the State of Delaware.

2.2    Name of the Company. The name of the Company shall be “Constellation Energy Resources LLC.” The Company may do business under that name and under any other name or names upon which the Members, the Board of Managers or the President may, in their sole discretion, determine. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a trade name certificate as required by law.

2.3    Purpose. Company is organized to:

2.3.1    Operate as a holding company; and

2.3.2    To have all of the powers permitted by Section 18-106 of the Act.

2.4    Principal Office. The principal office of the Company shall be located at 111 Market Place, Baltimore, Maryland 21202, or at any other place within the State of Maryland that the Members or the Board of Managers shall, in their sole discretion, determine.

2.5    Resident Agent. The name and address of the Company’s resident agent in the State of Delaware shall be CT Corporation System, 1209 Orange Street, Wilmington, Delaware 19801.

2.6    Members. The name, present mailing address and taxpayer identification number of the Initial Member are set forth on Exhibit A.

2.7    Tax Status. The Member intends that the Company shall be disregarded as an entity separate from its owner for Federal and state income tax purposes under Treasury Regulations Section 301.7701-3, rather than as an association taxable as a corporation.

Section III

Members; Capital; Capital Accounts

3.1    Initial Capital Contributions. The Initial Member has contributed to the Company the cash and property set forth on Exhibit A.

3.2    No Other Capital Contributions Required. No Member shall be required to contribute any additional capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

3.3    Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

Section IV

Profit; Loss; Distributions

4.1    Distributions of Cash Flow. The cash flow for each taxable year of the Company shall be distributed at such times and in such amounts as determined by the Board of Managers. Upon admission of any additional Members to the Company, this Agreement shall be amended to specify the distribution of cash flow among the Members.

4.2    Allocation of Profit or Loss. All Profit or Loss shall be allocated to the Initial Member. Upon admission of any additional Members to the Company, this Agreement shall be amended to specify the allocation of profits and losses among the Members.

4.3    Liquidation and Dissolution. So long as the Initial Member is the only member of the Company, the assets of the Company shall be distributed to the Initial Member upon liquidation of the Company. Upon admission of any additional Members to the Company, this Agreement shall be amended to specify how the assets of the Company shall be distributed among the Members upon liquidation of the Company.

Section V

Management

5.1    Members.

5.1.1    Annual Meeting. The Company shall hold an annual meeting of its Members to elect Managers and transact any other business within the powers of such members on any date. The time and location of the meeting shall be determined by the Board of Managers.

5.1.2    Informal Action by Members. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if there is filed with the records of Members’ meetings a unanimous written consent that sets forth the action and is signed by each Member entitled to vote on the matter.

5.1.3    Actions Requiring Approval of Members. Notwithstanding any provision of this Section V, the following actions shall require the approval of the Members of the Company:

a)	the admission of additional Members to the Company;

b)	all key employee benefit plans of the Company and the guidelines for making awards under such plans;

c)	all retirement and welfare benefit plans available to employees of the Company and all amendments thereto;

d)	any employment related contract proposed to be entered into by the Company;

e)	the determination of compensation for officers of the Company, including awards under any executive benefit plans;

f)	all extraordinary transactions, including mergers and acquisitions and the purchase and sale of equity or debt investments in affiliates or non affiliates of the Company;

g)	the sale or purchase of a business or business segment of the Company,

h)	all major corporate reorganizations;

i)	all re-allocations of assets of the Company;

j)	all loans to employees of the Company, affiliates or non-affiliates, not in the normal course of business; and

k)	all transactions, excluding transactions in the ordinary course of business for which risk management policies have been approved by the Company,

but including the purchase and sale of goods and services, the acquisition and disposition of assets and leases in excess of $5 million (including the assumption of debt), not otherwise included in the Company’s capital budget plan previously approved by the Members.

5.2    Board of Managers.

5.2.1    Function of Managers. The business and affairs of the Company shall be managed under the direction of a board of managers (the “Board of Managers”), the members of which shall be appointed by the Members. All powers of the Company may be exercised by or under authority of the Board of Managers, except as conferred on or reserved to the Member by statute or by this Agreement. Except as otherwise provided herein, the Board of Managers shall appoint the Officers for the conduct of the business of the Company and determine their duties and responsibilities. The Board of Managers may remove any Officer.

5.2.2    Managers. The initial Manager of the Company shall be:

Felix J. Dawson

5.2.3    Election and Tenure of Managers. At each annual meeting, the Members shall elect Managers to hold office until the next annual meeting and until their successors are elected and qualify.

5.2.4    Removals and Vacancies. The Members, at any meeting duly called and at which a quorum is present, may remove any Manager or Managers from office by the affirmative vote of Members holding a majority of the Interests represented at the meeting, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of the removed Managers. Any vacancy occurring in the Board of Managers from any cause other than by reason of a removal or an increase in the number of Managers, may be filled by a majority of the remaining Managers although such majority is less than a quorum. Any vacancy occurring by reason of an increase in the number of Managers may be filled by action of a majority of the Managers. A Manager elected to fill a vacancy shall hold office until the next annual meeting of Members or until his successor is elected and qualifies.

5.2.5    Regular Meetings. A regular meeting of the Board of Managers shall be held immediately after the annual meeting of the Members or any special meeting of the Members at which a Board of Managers is elected and, thereafter, regular meetings of the Board of Managers shall be held on such dates during each year as may be designated from time to time by the Board of Managers. All meetings of the Board of Managers shall be held at the general offices of the Company or elsewhere, as ordered by the Board.

5.2.6    Special Meetings. Special meetings of the Board of Managers may be held at any time or place upon call by the Chairman of the Board or the President or upon a call by a majority of the Board of Managers by vote at a meeting, or in writing (addressed to the Secretary of the Company) with or without a meeting.

5.2.7    Notice of Meeting. The Secretary shall give notice to each Manager of each regular and special meeting of the Board of Managers. The notice shall state the time and place of the meeting. Notice is given to a Manager when it is delivered personally to the Manager, left at the Manager’s residence or usual place of business or transmitted by facsimile or telephone, at least twenty four (24) hours before the time of the meeting or, in the alternative, deposited in the mail addressed to the Manager’s address as it shall appear on the records of the Company, at least seventy two (72) hours before the time of the meeting. Notice of any meeting of the Board of Managers is waived by any Manager who attends the meeting or who, before or after the meeting, signs a waiver of notice which is filed with the records of the meeting. Any meeting of the Board of Managers, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

5.2.8    Quorum; Action by Managers. Unless statute or this Agreement requires a greater proportion, the action of a majority of the Managers present at a meeting at which a quorum is present is action of the Board of Managers. A majority of the entire Board of Managers shall constitute a quorum for the transaction of business. In the absence of a quorum, the Managers present, by majority vote and without notice other than by announcement, may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting, if a unanimous written consent that sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

5.2.9    Meeting by Conference Telephone. Members of the Board of Managers may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

5.3    Officers.

5.3.1    Executive Officers. The Company shall have a President, a Secretary and a Treasurer. The Board of Managers shall also elect such other Officers as they may deem necessary for the conduct of the business and affairs of the Company. A person may hold more than one office in the Company but may not serve concurrently as both President and Vice President of the Company.

5.3.2    Officers. The initial Executive Officers of the Company shall be:

Felix J. Dawson	President and Chief Executive Officer

Alan P. Dunlea	Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary

5.3.3    Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Managers and of the Members at which he shall be present. He shall have such powers as are from time to time assigned to him by the Board of Managers.

5.3.4    President. In the absence of the Chairman of the Board, the President shall perform all duties of the Chairman of the Board. Subject to the provisions of Section 5.1.3, he shall have general charge and supervision of the assets and affairs of the Company; he may sign and execute, in the name of the Company, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other Officer or agent of the Company; and, in general, he shall perform all duties incident to the office of a president of a corporation, and such other duties as are from time to time assigned to him by the Board of Managers.

5.3.5    Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to him by the Board of Managers or the Chairman of the Board, as well as the specific powers assigned by this Agreement. A Vice President may be designated by the Board of Managers or the Chairman of the Board to perform, in the absence of the President, all the duties of the President.

5.3.6    Secretary. The Secretary shall attend all meetings of the Members and Managers and shall notify the Members and Managers of such meetings in the manner provided in this Agreement. He shall record the proceedings of all such meetings in books kept for that purpose. He shall have such other powers and duties as may be assigned to him by the Board of Managers or the Chairman of the Board, as well as the specific powers assigned by this Agreement.

5.3.7    Treasurer. The Treasurer shall have the care and custody of the funds and valuable papers of the Company, and shall receive and disburse all monies in such manner as may be prescribed by the Board of Managers or the Chairman of the Board. He shall have such other powers and duties as may be assigned to him by the Board of Managers, or the Chairman of the Board, as well as the specific powers assigned by this Agreement.

5.3.8    Assistant Officers. Each Assistant Officer can act in the place of the person holding the office to which his position relates and perform all of the duties of such Officer. In addition, he shall have such powers as are from time to time assigned to him by the person holding the office to which his position relates, the President, the Chairman of the Board or the Board of Managers.

5.3.9    Compensation. Officers of the Company shall receive such compensation as shall be determined by the Board of Managers.

5.3.10  Election, Tenure and Removal of Officers. The Board of Managers shall elect the Officers. An Officer serves for one year and until his successor is elected and qualifies. The Board of Managers may remove an Officer or agent at any time. The removal of an Officer or agent does not prejudice any of his contract rights. The Board of Managers (or any committee or Officer authorized by the Board of Managers) may fill a vacancy which occurs in any office for the unexpired portion of the term.

5.4    Liability and Indemnification.

5.4.1    Liability for Certain Acts. The members, Managers and officers shall act in a manner they believe in good faith to be in the best interests of the Company and with such care as an ordinary prudent person in a like position would exercise under similar circumstances. The members, Managers and officers are not liable to the Company for any action taken in managing the business or affairs of the Company if the members, Managers and officers perform the duties of their office in compliance with the standards contained in this Section and the Act. The members, Managers and officers shall not be liable to the Company for any loss or damage sustained by the Company except for (i) any loss or damage resulting from intentional misconduct or knowing violation of law or (ii) a transaction for which the members, Managers and officers received a personal benefit in violation or breach of the provisions of this Agreement. The members, Managers and officers shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Act.

5.4.2    Indemnification.

a)	(i) The Company shall indemnify

(a)	its Members, Managers and Officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by the general laws of the State of Delaware, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and

(b)	other employees and agents, to such extent as shall be authorized by the Board of Managers or this Agreement and be permitted by law.

(ii)	The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

(iii)	The Board of Managers may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time this Agreement, resolutions or contracts implementing such further indemnification arrangements as may be permitted by law. No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

b)

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no Member, Manager or Officer of this Company shall be personally liable to the Company or its Members for money damages. No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Members, Managers and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

Section VI

Transfer of Interests and Withdrawals of Members

6.1    Transfers. A Member may Transfer all, or any portion of, or the Member’s interest or rights in, the Member’s Membership Rights to one or more Successors.

6.2    Transfer to a Successor. In the event of any Transfer of all or any part of a Member’s Interest to a Successor, the Successor shall thereupon become a Member.

Section VII

Dissolution, Liquidation, and Termination of the Company

7.1    Events of Dissolution. The Company shall be dissolved if

7.1.1 Members unanimously determine to dissolve the Company.

7.1.2 The Company has no Members for a period of ninety (90) consecutive days.

The Company shall not dissolve merely because of a Member’s Involuntary Withdrawal unless the Company has no Members for a period of ninety (90) consecutive days.

7.2    Procedure for Winding Up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company in satisfaction of the liabilities of the Company, and then to the Persons who are the Members of the Company in proportion to their Interests.

7.3    Filing of Cancellation of Certificate. If the Company is dissolved, a Certificate of Cancellation shall be promptly filed with the Secretary of State of the State of Delaware. If there are no remaining Members, the Articles shall be filed by the last Person to be a Member. The Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

Section VIII

Books, Records, Accounting and Tax Elections

8.1    Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Treasurer shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2 Fiscal Year. The fiscal year of the Company shall be the twelve calendar month period ending December 31 in each year, unless otherwise provided by the Board of Managers.

Section IX

General Provisions

9.1    Assurances. The Initial Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Initial Member deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2    Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

9.3    Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.4    Binding Provisions. This Agreement is binding upon, and inures to the benefit of, each Member and Member’s heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.5    Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

9.6    Amendments. This Agreement may be amended or modified by a written instrument executed by all of the Members.

9.7    Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

IN WITNESS WHEREOF, the Initial Member has executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBER:

CONSTELLATION ENERGY COMMODITIES GROUP, INC.

By:	/s/ Felix J. Dawson

Name:	Felix J. Dawson

Title:	Co-President and Chief Executive Officer

Constellation Energy Resources LLC

Exhibit A to Operating Agreement

Name, Address, and Taxpayer Identification Number of Member	Percentage	Consideration Paid
Constellation Energy Commodities Group, Inc. 750 East Pratt Street 17th Floor Baltimore, Maryland 21202 52-2019332	100%	$100.00